Exhibit 10.7

Director Compensation Summary

(to be effective as of the May 2012 Annual Meeting of the Board of Directors)

Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Each non-employee director receives a fee for attendance at each meeting of the Board of Directors or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; and $500 for attendance at a committee meeting by telephone.

Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) an annual cash retainer payment of $50,000 and (ii) an annual award of shares of restricted Common Stock having a value of $150,000. Upon initial election to the Board of Directors at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $50,000 and an annual award of shares of restricted Common Stock having a value of $150,000.

At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $50,000 and an annual award of shares of restricted Common Stock having a value of $100,000. In addition, at every annual meeting of the Board of Directors, the non-employee directors appointed to the following positions receive the supplemental annual cash retainers set forth below:

Lead Independent Director	$15,000
Chairman of the Audit Committee	$14,000
Chairman of the Compensation Committee	$10,000
Chairman of the Investment Committee	$10,000
Chairman of the Governance and Nominating Committee	$7,500

Unless the director’s service is interrupted, shares of restricted Common Stock awarded to non-employee directors vest over three years in three equal annual installments. Subject to the terms of applicable award agreements, unvested shares of restricted Common Stock will vest in full if the non-employee director is not nominated for or elected to a new term or resigns at our convenience, which shall be deemed to include any resignation resulting from the non-employee director’s failure to receive a majority of the votes cast in an election for directors as required by Quanta’s Bylaws. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta.